Exhibit 10.1

First Amendment to Credit Agreement

This First Amendment to Credit Agreement (herein, this “Amendment”) is entered into as of April 1, 2022, among Perdoceo Education Corporation, a Delaware corporation, as the borrower under the hereinafter defined Credit Agreement (the “Borrower”), the Guarantors under the Credit Agreement that are signatories hereto, the Lenders under the Credit Agreement that are signatories hereto, and Wintrust Bank, N.A., as Administrative Agent and L/C Issuer under the Credit Agreement.

Preliminary Statements

A.The Borrower, the Guarantors, the Lenders, and the Administrative Agent have previously entered into that certain Credit Agreement dated as of September 8, 2021 (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Credit Agreement”).  All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

B.The Borrower has requested that the Lenders make certain amendments to the Credit Agreement, and the Lenders are willing to do so under the terms and conditions set forth in this Amendment.

Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.	Amendments.

Subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement shall be and hereby is amended as follows:

1.1.Section 2.03(h) of the Credit Agreement shall be and hereby is amended and restated in its entirety, and as so amended shall read as follows:

(h)Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.14, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to (x) 0.75% times (y) the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) due and payable on the last day of each March, June, September, and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the applicable rate with respect to the Letter of Credit Fee during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the applicable rate separately for each period during such quarter that such applicable rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate;

1.2.Section 2.03(i) of the Credit Agreement shall be and hereby is amended and restated in its entirety, and as so amended shall read as follows:

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  On the date of issuance, or extension, or increase in the amount, of any Letter of Credit pursuant to Section 2.03, the Borrower shall pay to the L/C Issuer for its own account (i) a fronting fee equal to (x) 0.65% times (y) the amount available to be drawn under such Letter of Credit (or the increased amount available to be drawn thereunder, as applicable) as of the date of such issuance, extension, or increase, as applicable, and (ii) the L/C Issuer’s standard issuance, drawing, negotiation, amendment, assignment, and other administrative costs and expenses for each Letter of Credit as established by the L/C Issuer from time to time;

Section 2.	Conditions Precedent.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1.The Borrower, the Guarantors and the Lenders shall have executed and delivered this Amendment.
2.2.All fees and expenses (including legal fees and expenses) required to be paid under this Amendment or in connection herewith shall have been paid.
2.3.All other legal matters with respect to this Amendment shall be satisfactory to the Administrative Agent and its counsel.
Section 3.	Representations.

In order to induce the Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof and after giving effect to this Amendment (a) the representations and warranties of the Borrower and each other Loan Party set forth in Article 5 of the Credit Agreement and in any other Loan Document are true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the date hereof (or in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date), (b) the Borrower and each other Loan Party are in compliance with the terms and conditions of the Credit Agreement and the other Loan Documents and no Default or Event of Default has occurred and is continuing under the Credit Agreement or any other Loan Document or shall result after giving effect to this Amendment, and (c) the information included in the Beneficial Ownership Certification delivered on or prior the date hereof is true and correct in all respects.

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Section 4.	Miscellaneous.

4.1.The Loan Parties heretofore executed and delivered to the Administrative Agent certain Collateral Documents. The Loan Parties hereby acknowledge and agree that the Liens created and provided for by the Collateral Documents continue to secure, among other things, the Obligations arising under the Credit Agreement as amended hereby; and the Collateral Documents and the rights and remedies of the Lenders thereunder, the obligations of the Loan Parties thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby.  Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2.Each Guarantor hereby acknowledges that it has reviewed the terms and provisions of this Amendment and consents to any modification of the Credit Agreement effected pursuant to this Amendment.  Each Guarantor hereby confirms to the Lenders that, after giving effect to this Amendment, the Guaranty of such Guarantor and each other Loan Document to which such Guarantor is a party continues in full force and effect and is the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with their terms except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.  Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the waivers or modifications to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future waivers or modifications to the Credit Agreement.

4.3.Except as specifically amended herein, the Credit Agreement shall continue in full force and effect in accordance with its original terms.  Reference to this specific Amendment need not be made in the Credit Agreement, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.  This Amendment is not a novation nor is it to be construed as a release, waiver or modification of any of the terms, conditions, representations, warranties, covenants, rights or remedies set forth in the Credit Agreement or the other Loan Documents, except as specifically set forth herein.  Without limiting the foregoing, the Borrower and the other Loan Parties agree to comply with all of the terms, conditions, and provisions of the Credit Agreement and the other Loan Documents except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Amendment.

4.4.The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of or incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Administrative Agent.

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4.5.This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement.  Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original.  Delivery of a counterpart hereof by facsimile transmission or by e‑mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart hereof.  This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Illinois without regard to conflicts of law principles that would require application of the laws of another jurisdiction.

[Signature Pages to Follow]

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This First Amendment to Credit Agreement is entered into as of the date and year first above written.

“Borrower”

Perdoceo Education Corporation

By: /s/ Michele A. Peppers	______________ Name: Michele A. Peppers Title: Vice President – Accounting & Reporting

“Guarantors”

AIU Online, LLC

By: /s/ Michele A. Peppers	______________ Name: Michele A. Peppers Title: Vice President and Chief Financial Officer

American InterContinental University System, Inc.

By: /s/ Michele A. Peppers	______________ Name: Michele A. Peppers Title: Vice President and Chief Financial Officer

Career Education Student Finance LLC

By: /s/ Michele A. Peppers	Name: Michele A. Peppers Title: President and Chief Executive Officer

CEC Employee Group, LLC

By: /s/ Michele A. Peppers	Name: Michele A. Peppers Title: Authorized Signatory

[Signature Page to First Amendment to Credit Agreement]

CEC Real Estate Holding, Inc.

By: /s/ Michele A. Peppers	Name: Michele A. Peppers Title: President and Chief Executive Officer

Colorado Tech, Inc.

By: /s/ Michele A. Peppers	______________ Name: Michele A. Peppers Title: Vice President and Chief Financial Officer

Colorado Technical University, Inc.

By: /s/ Michele A. Peppers	______________ Name: Michele A. Peppers Title: Vice President and Chief Financial Officer

Marlin Acquisition Corp.

By: /s/ Michele A. Peppers	Name: Michele A. Peppers Title: President and Chief Executive Officer

Trident University International, LLC

By: /s/ Michele A. Peppers	______________ Name: Michele A. Peppers Title: Vice President and Chief Financial Officer

Words of Wisdom, LLC

By: /s/ Michele A. Peppers	Name: Michele A. Peppers Title: President and Chief Executive Officer

[Signature Page to First Amendment to Credit Agreement]

CEC Educational Services, LLC

By: /s/ Michele A. Peppers	Name: Michele A. Peppers Title: President and Chief Executive Officer

[Signature Page to First Amendment to Credit Agreement]

Wintrust Bank, N.A., as
Administrative Agent, Lender and L/C Issuer

By: _/s/ Kandace Lenti___________________
Name: Kandace Lenti
Title: Managing Director

[Signature Page to First Amendment to Credit Agreement]

BMO Harris Bank N.A., as
Lender and L/C Issuer (solely w/r/t the Existing Letters of Credit)

By:  /s/ Jason Deegan________________
Name: Jason Deegan
Title: Director

[Signature Page to First Amendment to Credit Agreement]